Filing Fee $50.00 ID Number: STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS Office of the Secretary of State Corporations Division 148 W. River Street Providence, Rhode Island 02904-2615 BUSINESS CORPORATION ____________ ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION Pursuant to the provisions of Section 7-1.2-905 of the General Laws of Rhode Island, 1956, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation: 1. The name of the corporation is 2. The shareholders of the corporation (or, where no shares have been issued, the board of directors of the corporation) on , in the manner prescribed by Chapter 7-1.2 of the General Laws, 1956, as amended, adopted the following amendment(s) to the Articles of Incorporation: [Insert Amendment(s)] (If additional space is required, please list on separate attachment) 3. As required by Section 7-1.2-105 of the General Laws, the corporation has paid all fees and taxes. 4. These Articles of Amendment shall be effective upon filing unless a specified date is provided which shall be no later than the 90th day after the date of this filing Under penalty of perjury, I declare and affirm that I have examined these Articles of Amendment, including any accompanying attachments, and that all statements contained herein are true and correct. Date: Signature of Authorized Officer of the Corporation Type or Print Name of Authorized Officer Form No. 101 Revised: 12/05 Exhibit 3.1 16323 Washington Trust Bancorp, Inc. April 27, 2021 See Attached Appendix A. April 27, 2021 Kristen L. DiSanto, Sr. EVP, CHRO & Corporate Secretary

Appendix A FOURTH. Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000, of which 60,000,000 shares, par value $.0625 per share, shall be a class designated as “Common Stock”, and 1,000,000 shares, par value $0.01 per share, which shall be a class designated as “Undesignated Preferred Stock.” (a) Common Stock. Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of Common Stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. (b) Undesignated Preferred Stock. The Board of Directors is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of such resolution or resolutions pursuant to applicable law of the State of Rhode Island, to establish or change from time to time the number of shares of each such series and to fix and establish the voting powers thereof, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof.